As filed with the Securities and Exchange Commission on July 31, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

eBay Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

77-0430924

(IRS Employer Identification No.)

2025 Hamilton Avenue

San Jose, CA 95125

United States of America

(Address of principal executive offices)

eBay Inc. Equity Incentive Award Plan, as amended and restated

(Full Title of the Plan)

Samantha Wellington

Senior Vice President, Chief Legal Officer and Secretary

eBay Inc.

2025 Hamilton Avenue

San Jose, CA 95125

United States of America

(408) 376-7108

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Sarah K. Solum

Jacqueline A. Marino

Freshfields US LLP

855 Main Street

Redwood City, California 94063

(650) 618-9250

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 by eBay Inc. (the “Company”) for the purpose of registering an additional 20,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), for issuance under the eBay Inc. Equity Incentive Award Plan, as amended and restated (the “Plan”). The board of directors of the Company amended and restated the Plan, subject to the approval of the stockholders of the Company, to increase the number of shares of Common Stock available for issuance under the Plan by 20,000,000 (the “Plan Amendment”). On June 25, 2025, the stockholders of the Company approved the Plan Amendment.

The Company previously filed with the Securities and Exchange Commission (the “SEC”) a Form S-8 (File No. 333- 151851) registering 35,000,000 shares of Common Stock under the Plan on June 23, 2008, a Form S-8 (File No. 333- 159778) registering an additional 50,000,000 shares of Common Stock under the Plan on June 5, 2009, a Form S-8 (File No. 333-168295) registering an additional 20,000,000 shares of Common Stock under the Plan on July 23, 2010, a Form S-8 (File No. 333-181539) registering an additional 16,500,000 shares of Common Stock under the Plan on May 18, 2012, a Form S-8 (File No. 333-195987) registering an additional 21,600,000 shares of Common Stock under the Plan on May 15, 2014, a Form S-8 (File No. 333-213340) registering an additional 50,000,000 shares of Common Stock under the Plan on August 26, 2016, and a Form S-8 (File No. 333-273485) registering an additional 30,027,692 shares of Common Stock under the Plan on July 27, 2023 (together, the “Prior Registration Statements”), together with all exhibits filed therewith or incorporated therein by reference. In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statements are hereby incorporated by reference herein, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

3.1	Company’s Amended and Restated Certificate of Incorporation, as amended (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 23, 2023 (File No. 001-37713) and incorporated herein by reference).

3.2	Company’s Amended and Restated Bylaws (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 19, 2024 (File No. 001-37713) and incorporated herein by reference).

5.1*	Opinion of Freshfields US LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Ernst & Young AS.

23.3	Consent of Freshfields US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1#	eBay Inc. Equity Incentive Award Plan, as amended and restated (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2025 (File No. 001-37713) and incorporated herein by reference).

107*	Filing Fee Table.

* Filed herewith.

# Indicates management contract or compensatory plan, contract or agreement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, eBay Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on July 31, 2025.

eBay Inc.

By:	/s/ Jamie Iannone
Jamie Iannone
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jamie Iannone, Peggy Alford, Samantha Wellington, Rebecca Spencer and Greg Kerber, and each or any one of them, each with the power of substitution, his or her attorney-in-fact, to sign any amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jamie Iannone	President, Chief Executive Officer and Director	July 31, 2025
Jamie Iannone	(Principal Executive Officer)

/s/ Peggy Alford	Chief Financial Officer	July 31, 2025
Peggy Alford	(Principal Financial Officer)

/s/ Rebecca Spencer	Vice President, Chief Accounting Officer	July 31, 2025
Rebecca Spencer	(Principal Accounting Officer)

/s/ Paul S. Pressler	Chair of the Board and Director	July 31, 2025
Paul S. Pressler

/s/ Adriane M. Brown	Director	July 31, 2025
Adriane M. Brown

/s/ Aparna Chennapragada	Director	July 31, 2025
Aparna Chennapragada

/s/ Logan D. Green	Director	July 31, 2025
Logan D. Green

/s/ E. Carol Hayles	Director	July 31, 2025
E. Carol Hayles

/s/ Shripriya Mahesh	Director	July 31, 2025
Shripriya Mahesh

/s/ William D. Nash	Director	July 31, 2025
William D. Nash

/s/ Zane Rowe	Director	July 31, 2025
Zane Rowe

/s/ Mohak Shroff	Director	July 31, 2025
Mohak Shroff

/s/ Perry M. Traquina	Director	July 31, 2025
Perry M. Traquina